EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements of NBC Capital Corporation on Form S-8 (Registration Nos. 333-75054 and 33-67098) of our report dated January 19, 2004, on the 2003 consolidated financial statements of NBC Capital Corporation, which report is included in the 2003 Annual Report on Form 10-K of NBC Capital Corporation.

/s/ T. E. Lott & Company

Columbus, Mississippi

March 11, 2004